Exhibit 10.2

THIRD AMENDED AND RESTATED MANAGEMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED MANAGEMENT AGREEMENT is entered into effective as of January 1, 2012, by and among Steel Partners Holdings L.P. (formerly WebFinancial L.P.) a Delaware limited partnership (the “Partnership”), SPH Group LLC, a Delaware limited liability company and a directly and indirectly wholly owned subsidiary of the Partnership (“Group”), and Steel Partners LLC, a Delaware limited liability company (together with its permitted assignees, the “Manager”).

WHEREAS, the Partnership and the Manager previously entered into the Second Amended and Restated Management Agreement effective as of July 14, 2009 (the “Original Agreement”) pursuant to which the Manager agreed to perform various services on behalf of and for the benefit of the Managed Entities (defined below); and

WHEREAS, the Partnership and the Manager wish to amend and restate the Original Agreement to reflect certain new terms that are mutually agreed to by the Partnership and Manager and to add Group as a party to this Agreement in connection with the various management services to be performed by the Manager on behalf of and for the benefit of the Managed Entities.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           DEFINITIONS. The following terms have the following meanings assigned to them:

(a)          “Additional Incentive Unit” shall have the meaning set forth in SECTION 10(b).

(b)          “Additional Option” shall have the meaning set forth in SECTION 9(b).

(c)          “Adjustment” shall have the meaning set forth in SECTION 9(a).

(d)          “Affiliate” shall mean with respect to any Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, or any director, officer or employee or partner of such Person.

(e)          “Aggregate Exercise Price” shall have the meaning set forth in SECTION 9(a).

(f)           “Annual Fee” shall have the meaning set forth in SECTION 8(a).

(g)         “Annual Incentive Number” shall have the meaning set forth in SECTION 10(a).

(h)         “Agreement” means this Management Agreement, as amended from time to time.

(i)           “Baseline Date EV per Common Unit” shall have the meaning set forth in SECTION 10(a).

(j)           “Business” means the business of the Managed Entities.

(k)          “Capital Account Alignment” shall have the meaning set forth in SECTION 10(a).

(l)           “Change of Control” means the occurrence of any of the following:

(i)           the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Manager, taken as a whole, to any Person other than one of the Manager’s Affiliates or any Person, including trusts, which operates for the benefit of any of the current owners of the Manager; or

(ii)           the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than its Affiliates, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 20% or more of the total voting power of the voting capital interests of the Manager.

(m)           “Class A Common Units” means the Common Units of the Partnership issued as of the date hereof.

(n)           “Class B Common Units” shall have the meaning set forth in SECTION 10(a).

(o)           “Code” means the Internal Revenue Code of 1986, as amended.

(p)           “Common Units” means, prior to January 1, 2012, the Common Units of the Partnership and, after December 31, 2011, the Class A Common Units and the Class B Common Units of the Partnership.

(q)           “Deferred Fee Agreement” shall have the meaning set forth in SECTION 9(a).

(r)            “EV” shall mean the equity value of the Partnership as determined by deducting the value of the Partnership’s liabilities from the value of the Partnership's assets.

(s)           “Excess Funds” shall have the meaning set forth in SECTION 2(h).

(t)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)           “Exercise Price” shall have the meaning set forth in SECTION 9(a).

(v)           “General Partner” means the general partner of the Partnership.

(w)           “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(x)           “Grant Date” shall have the meaning set forth in SECTION 9(a).

(y)           “Incentive Unit Grant Date” shall have the meaning set forth in SECTION 10(a).

(z)            “Incentive Units” shall have the meaning set forth in SECTION 10(a).

(aa)         “Independent Directors” means those directors of the General Partner who are not Affiliates of the Manager or any of its Affiliates.

(bb)         “Investment Company Act” means the Investment Company Act of 1940, as amended.

(cc)         “Issuance” shall have the meaning set forth in SECTION 9(b).

(dd)         “Limited Partners” means the limited partners of the Partnership.

(ee)         “Management Fee” shall have the meaning set forth in SECTION 8(a).

(ff)           “Managed Entities” means the Partnership, Steel Partners II, L.P., Group, SPH Group Holdings LLC, and each Subsidiary that the Manager designates as a “Managed Entity” from time to time.

(gg)         “Measurement Date EV per Common Unit” shall have the meaning set forth in SECTION 10(a).

(hh)         “Offshore Fund” means Steel Partners II (Offshore) Ltd.

(ii)           “Onshore Fund” means Steel Partners II (Onshore) LP.

(jj)           “Options” shall have the meaning set forth in SECTION 9(a).

(kk)         “Partnership Account” shall have the meaning set forth in SECTION 5.

(ll)           “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(mm)       “Reduced Measurement Date EV per Common Unit” shall have the meaning set forth in SECTION 10(a).

(nn)         “Restricted Jurisdiction” means any foreign country with respect to which investments or other transactions are in any way restricted by the U.S. Office of Foreign Assets Control, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the South African Transactions Regulations or the Libyan Sanctions Regulations of the United States Treasury Department or any similar regulations of such Department relating to any other country (31 C.F.R., Subtitle B, Chapter V, as amended), or any subdivision, agency or instrumentality of or in any such country or any territory or other place subject to the jurisdiction thereof.

(oo)        “Securities” means publicly issued and privately placed: corporate and municipal bonds, notes, debentures and other debt obligations; United States and foreign government bonds, bills, notes and other debt obligations and United States and foreign government agency bonds, notes and other debt obligations issued by or on behalf of United States or other foreign government agencies (excluding any Restricted Jurisdiction); money market instruments; other interest-bearing securities; depository receipts; bankers’ acceptances; foreign exchange; trust receipts; common and preferred stock; debentures; warrants; installment receipts; preorganization certificates and subscriptions; limited partnership interests; general partnership interests; other interests or property of whatever kind or nature of any Person, government or entity whatsoever commonly regarded as securities; financial instruments commonly known as “floors”, “swaps” and “caps”; financial, securities- or currency-linked derivative instruments; currency interests; options, including puts and calls and any combinations thereof (written by a Managed Entity or others); and rights and derivative instruments convertible into or related to the aforementioned securities, including without limitation short positions in any such securities.

(pp)        “Subsidiary” means any subsidiary of the Partnership (any entity in which the Partnership owns in excess of 50% of the voting and economic interest); any partnership, the general partner of which is the Partnership or any subsidiary of the Partnership; and any limited liability company, the managing member of which is the Partnership or any subsidiary of the Partnership.

(qq)        “Transaction Fees” shall mean any transaction, commitment, “break-up” or other fees received directly as a result of an agreement to commit capital to a transaction or in the event that a proposed transaction is not consummated.

SECTION 2.           APPOINTMENT AND DUTIES OF THE MANAGER.

(a)           The Partnership hereby appoints the Manager to manage the Managed Entities subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to perform each of the duties set forth herein, including providing the services of the Chairman, Chief Executive Officer, President and Chief Operating Officer of Steel Partners Holdings GP Inc. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, pursuant to the terms of this Agreement, to cause the duties of the Manager hereunder to be delegated to or provided by third parties, whether or not affiliated with the Manager (provided that no such delegation by the Manager shall relieve the Manager of responsibility therefor), and the Partnership, at the direction of the Manager, will enter into agreements directly with such third parties to whom such duties may be delegated, as the Manager deems appropriate.

(b)           The Manager, in its capacity as manager of the Managed Entities, at all times will be subject to the supervision of the General Partner and will have only such functions and authority as the General Partner may delegate to it including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager and its key senior executives will be responsible for the day-to-day operations of the Managed Entities and will perform (or cause to be performed) such services and activities relating to the operations of the Managed Entities as may be appropriate for a Chief Executive Offer and President to perform, including, without limitation:

(i)           serving as the Partnership’s consultant with respect to the periodic review of the Business and operations of the Managed Entities and any modifications to its purpose as directed by the General Partner and consented to by the Manager and other policies established by the General Partner and approved by the Manager;

(ii)          investigation, analysis, selection and implementation of business opportunities for the Managed Entities;

(iii)         with respect to prospective business opportunities by the Managed Entities, conducting negotiations with sellers and purchasers and their respective agents and representatives and having discretion to determine if and when to proceed with any such business opportunities, including entering into, on behalf of the Managed Entities, any agreements with other Persons with respect to any such business opportunities;

(iv)         entering into any agreements on behalf of the Managed Entities in connection with the performance of its obligations under this Agreement;

(v)          engaging and supervising, on behalf of the Managed Entities and at the Managed Entities’ expense, independent contractors which provide legal, accounting, custodial, administration and other services and such other services as may be required relating to the Business;

(vi)         providing executive and administrative personnel, office space and office services required in rendering services to the Managed Entities;

(vii)        supervising the day-to-day operations of the Managed Entities and performing and supervising the performance of such other administrative functions necessary in the management of the Managed Entities as may be agreed upon by the General Partner and the Manager, including, without limitation, the collection of revenues and the payment of the Managed Entities’ debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(viii)       counseling the Managed Entities in connection with policy decisions to be made by the General Partner or the relevant management team of a Managed Entity;

(ix)         monitoring the operating performance of the Managed Entities and providing periodic reports with respect thereto to the General Partner or the relevant management team of a Managed Entity, including comparative information with respect to such operating performance and budgeted or projected operating results;

(x)          handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Managed Entities may be involved or to which the Managed Entities may be subject arising out of the day-to-day operations of the Managed Entities;

(xi)         using commercially reasonable efforts to cause expenses incurred by or on behalf of the Managed Entities to be commercially reasonable or commercially customary; and

(xii)         performing such other services as may be required from time to time for management and other activities relating to the Managed Entities as the General Partner or the relevant management team of a Managed Entity shall reasonably request or the Manager shall deem appropriate under the particular circumstances.

(c)           The Manager may enter into agreements with other parties, including its Affiliates, or direct the Managed Entities to enter into such agreements directly, for the purpose of engaging one or more parties for and on behalf of the Managed Entities to provide management and/or other services to the Managed Entities pursuant to agreement(s) with terms which are then customary for agreements regarding the provision of services to companies that have businesses similar in type to the Managed Entities; provided that with respect to any agreements entered into with Affiliates of the Manager pursuant to which such Affiliates shall perform any obligations of the Manager under this Agreement and in respect of which the Manager receives the Management Fee, the Manager shall provide prompt notice of the terms of such agreement or arrangement to the Independent Directors, and further provided that any arrangement entered into directly by the Managed Entities with such other party to perform any obligations of the Manager under this Agreement shall result in a reduction of the Management Fee payable under this Agreement in the amount of the fees charged under such direct arrangement.

(d)           As provided in SECTION 2(b)(v), the Manager may retain, for and on behalf, and at the sole cost and expense, of the Partnership or the Managed Entities, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Managed Entities and the Business.  Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. The Partnership or the Managed Entities shall pay or reimburse the Manager or its Affiliates performing such services for the cost and expenses thereof; provided that such costs and reimbursements as to Affiliates of the Manager are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(e)           As frequently as the Manager may deem necessary or advisable, or at the direction of the General Partner, the Manager shall, at the sole cost and expense of the Partnership or the Managed Entities, prepare, or cause to be prepared, any reports and other information with respect to the Business as may be reasonably requested by the General Partner.

(f)           The Manager shall prepare regular reports for the General Partner to enable the General Partner to review the Business and compliance with the guidelines and policies approved by the General Partner.

(g)           Notwithstanding anything contained in this Agreement to the contrary, the Manager shall not provide advice, and will have no authority to make the actual decisions, with respect to the acquisition or disposition of securities, which shall be vested in the General Partner.

(h)           Notwithstanding anything contained in this Agreement to the contrary, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Managed Entities in excess of that contained in any applicable Partnership Account or otherwise made available by the Managed Entities to be expended by the Manager hereunder or any other party with respect to the Managed Entities. Failure of the Manager to expend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Partnership under SECTION 16(a) to terminate this Agreement due to the Manager’s unsatisfactory performance.

(i)            Managers, members, partners, officers, employees or agents may serve as directors, officers, employees, agents, nominees or signatories for the Managed Entities, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the General Partner pursuant to the Partnership’s Governing Instruments. When executing documents or otherwise acting in such capacities for a Managed Entity, such persons shall use their respective titles in the Partnership or such other Managed Entity, to the extent that they are an officer of the Partnership or such other Managed Entity or shall use their respective titles in the Manager.

(j)            The General Partner shall pass any and all necessary resolutions to provide for the delegation of its duties to the Manager under this Agreement (and to facilitate the delegation of duties to the Manager in respect of the other Managed Entities), and to permit such delegation to be approved or evidenced by acts of the Board of Directors, or by any certificate duly signed by any officer of the General Partner (or, as applicable, the officers or authorized persons of the other Managed Entities), to verify or confirm the authority of the Manager or any of its members, partners, officers, employees or agents authority to enter into agreements on behalf of and bind the Partnership (and each Managed Entity).

(k)           In performing its duties under this SECTION 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Managed Entities’ sole cost and expense.

SECTION 3.           DEVOTION OF TIME; ADDITIONAL ACTIVITIES.

(a)           The Manager will provide the Managed Entities with appropriate support personnel required to enable the Manager to provide the management services contemplated hereunder, and such personnel shall devote such time to the management of the Managed Entities as the Manager reasonably deems necessary and appropriate, commensurate with the level of activity of the Managed Entities from time to time.

(b)           It is understood that the Manager and its members, officers, employees, agents, or Affiliates may provide management services to any Person, including to Limited Partners and Persons whose business or investments may be similar to those of the Partnership, and may engage in any other business activity.  The Manager and its Affiliates shall be permitted to give advice to the Managed Entities that differs from that provided to its clients (and, where applicable, is different from the advice it has given in conjunction with its other business activities), even though the objectives of such other clients may be substantially the same or similar as those of the Managed Entities.  The Manager shall discharge its duties under this Agreement with the same degree of skill, care, and diligence as it uses in the administration of its other clients, but shall not be obligated to treat the Managed Entities more favorably than or preferentially to its other clients, or where applicable any of its other businesses, except to the extent otherwise required by applicable law.

(c)           Subject to SECTION 7(c), and applicable law, nothing contained herein shall limit or otherwise restrict the Manager or any of its members, officers, employees, agents, or Affiliates from buying, selling, or trading for its or their own account.

(d)           Nothing contained herein shall prevent the Manager, or any Person affiliated or associated in any way with the Manager, from contracting or entering into any financial, banking, brokerage, or other transactions with the Managed Entities, nor shall it prevent any Limited Partner, or any Person the securities of which are held by or for the account of the Managed Entities, from being interested in any such transaction, except to the extent prohibited by applicable law.

SECTION 4.           MANAGER AS INDEPENDENT CONTRACTOR. The Manager shall, for all purposes of this Agreement, be deemed to be an independent contractor and not an agent or employee of the Managed Entities and, except as otherwise expressly provided herein, shall have no authority to act for or to represent the Managed Entities or otherwise to be deemed an agent of the Managed Entities.

SECTION 5.          BANK ACCOUNTS. The General Partner may establish and maintain one or more bank accounts, brokerage accounts, custody accounts or other similar types of accounts in the name of the Partnership or any Subsidiary (any such account, a “Partnership Account”), and may collect and deposit funds into any such Partnership Account or Partnership Accounts, and disburse funds from any such Partnership Account or Partnership Accounts; and the Manager shall from time to time render appropriate accountings of such collections and payments to the General Partner and, upon request, to the auditors of the Managed Entities.

SECTION 6.         RECORDS; CONFIDENTIALITY. The Manager shall maintain appropriate books of account and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Managed Entities at any time during normal business hours upon one (1) business day’s advance written notice. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to nonaffiliated Persons (or use the same except in furtherance of its duties under this Agreement) except (i) with the prior written consent of the General Partner, (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Business; (iv) to governmental officials having jurisdiction over the Partnership or the Managed Entities; (v) in connection with any governmental or regulatory filings of any of the Managed Entities or disclosure or presentations to any of the Managed Entities’ investors; or (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become publicly available through the actions of a Person other than the Manager or any other Person to which the Manager makes disclosure in accordance with the terms of this SECTION 6. The provisions of this SECTION 6 shall survive the expiration or earlier termination of this Agreement for a period of one year.

SECTION 7.           OBLIGATIONS OF MANAGER; RESTRICTIONS.

(a)           The Manager shall require each Person entering into any agreement with the Managed Entities to make such representations and warranties, if any, as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action necessary or appropriate with regard to the protection of the Managed Entities and the Business.

(b)           The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance in all material respects with the Partnership’s Agreement of Limited Partnership and the guidelines and policies as then in effect, (ii) would, to the knowledge of the Manager, violate any law, rule or regulation of any governmental body or agency having jurisdiction over any of the Managed Entities or any Subsidiary or that would otherwise not be permitted by the relevant Governing Instruments.  If the Manager is ordered to take any such action by any of the Managed Entities, the Manager shall promptly notify the General Partner of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or the Governing Instruments.  Notwithstanding the foregoing, neither the Manager, nor its Affiliates, members, managers, directors, officers, stockholders or employees shall be liable to the Managed Entities, the General Partner, or the Managed Entities’ limited partners, interest holders or shareholders, for any act or omission by the Manager, its Affiliates, members, managers, directors, officers, stockholders or employees except as provided in SECTION 14.

(c)           Notwithstanding any other provision contained herein, the Manager shall not (i) consummate any transaction which would involve the acquisition by any of the Managed Entities of an asset in which the Manager or any of its Affiliates has a direct or indirect ownership interest or the sale by any of the Managed Entities of an asset to the Manager or any of its Affiliates or to any Person in which the Manager or any of its Affiliates has a direct or indirect ownership interest, or (ii) under circumstances where the Manager is subject to an actual or potential material conflict of interest because it manages both the Managed Entities and another Person (not an Affiliate of the Managed Entities) with which any of the Managed Entities has a contractual relationship, or otherwise, take any action constituting the granting to such Person of a waiver, forbearance or other relief, or the enforcement against such Person of remedies, under or with respect to the applicable contract, unless such transaction or action, as the case may be and in each case, is approved by the Independent Directors.  As applicable now or in the future, to the extent that any such transaction is approved by the Independent Directors such consent shall constitute client consent to principal trades pursuant to the provisions of the Investment Advisers Act of 1940.

SECTION 8.           COMPENSATION.  The Manager, as full compensation for services rendered to the Managed Entities pursuant to this Agreement, shall be paid by Group as follows:

(a)           The Manager shall receive a quarterly management fee (the “Management Fee”) with respect to the Partnership in an amount equal to 1/4 of [$________] (the “Annual Fee”), which Annual Fee is subject to adjustment on a quarterly basis pursuant to SECTION 8(b) herein.

(b)           The Annual Fee shall be adjusted on a quarterly basis.  The Annual Fee shall be calculated by multiplying the total partners’ capital as set forth in the consolidated balance sheet of the Partnership, prepared in accordance with the accounting principles adopted by the Partnership (as set forth in the Partnership’s financial statements), as of the last day of the most recently completed fiscal quarter by one and one-half percent (1.5%).

(c)           The Manager shall compute each installment of the Management Fee as of the last day of the immediately preceding quarter with respect to which the Management Fee was determined.  A copy of the computations made by the Manager to calculate such installment shall promptly be delivered to the General Partner for informational purposes only.  At the request of the Manager, the Partnership shall, from time to time, advance to the Manager or its designees the amount of any Management Fee for any quarter based on the Manager’s good faith estimate of the Management Fee for such quarter pending the final determination of the Management Fee for such quarter.  Upon delivery of the final computation of the Management Fee for such quarter, after taking into account any advances to the Manager or its designees, the amount due (i) to the Manager or its designees by the Partnership or (ii) to the Partnership by the Manager or its designees shall be paid no later than the first day of the next fiscal quarter following the fiscal quarter in which the final Management Fee computation was delivered to the Partnership.

(d)           For the avoidance of doubt, any services provided by an Affiliate of the Manager or any officers or employees thereof (other than services specifically required to be provided by the Manager pursuant to this Agreement), to other than the Managed Entities, shall be provided under a separate arrangement and any compensation related thereto shall be in addition to any compensation payable to the Manager related to its services to the Managed Entities, provided that such amounts are no greater than those which would be payable to outside professionals, consultants or the Subsidiary’s officers, directors or employees engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.  Except as otherwise provided herein, any services provided by the Manager to an entity other than the Managed Entities (other than services specifically required to be provided by the Manager pursuant to this Agreement), can be charged a separate fee from the Management Fee.

SECTION 9.           INCENTIVE OPTIONS.

(a)           The Partnership hereby grants to the Manager options (the “Options”) to purchase Common Units of the Partnership, as defined in the Partnership's Limited Partnership Agreement (“Common Units”), subject to the following terms and conditions as set forth in this SECTION 9 (references in this SECTION 9 to the "Manager" shall include any Affiliate or Persons designated by the Manager to be a recipient of Options):

(i)           The aggregate number of Common Units subject to the Options shall be 4,965,690, which is equal to fifteen percent (15%) of the sum of the Common Units of the Partnership outstanding and the number of notional units used to determine the Deferred Fee Accounts in accordance with that certain Second Amended and Restated Deferred Fee Agreement, effective as of July 15, 2009, between the Partnership and WGL Capital Corp. (the “Deferred Fee Agreement”), each as of July 15, 2009 (the “Grant Date”), on a fully diluted basis;

(ii)          The per Common Unit exercise price of the Options shall be $31.81.  In addition, subject to SECTION 9(a)(viii) herein, the Exercise Price shall be adjusted for any cash distributions, any distributions-in-kind and any release to the former partners of the Onshore Fund of amounts previously held in reserve to satisfy certain potential contingent liabilities and unknown expenses of the Onshore Fund;

(iii)         The Options shall vest immediately upon issuance;

(iv)         The Options shall expire on December 31, 2011;

(v)          Subject to limitations, if any, under Section 409A of the Code, all or a portion of the Options shall be transferable to any Affiliate of the Manager or any officer or employee of the Manager or its Affiliates;

(vi)         The Options may be exercised in whole or in part during their term, and the Exercise Price shall be payable (a) in cash or by check, bank draft or money order payable to the order of the Partnership, (b) through a “cashless exercise” procedure whereby the Option holder delivers irrevocable instructions to a broker to deliver promptly to the Partnership an amount equal to the aggregate Exercise Price of the Options being exercised (the “Aggregate Exercise Price”), (c) by the Option holder’s delivery to the Partnership of Common Units owned by the Option holder having a fair market value on the payment date equal to the Aggregate Exercise Price, (d) by a "net exercise" procedure through which the Option holder directs the Partnership to withhold the number of Common Units subject to the Options having a fair market value equal to the Aggregate Exercise Price, (e) on such other terms and conditions as may be agreed to by the Partnership and the Manager, or (f) pursuant to any combination of the foregoing;

(vii)        If there shall occur any change in the capital structure of the Partnership by reason of any Common Unit split, Common Unit reverse split, Common Unit dividend or other dividend of equity, subdivision, combination or reclassification of the Common Units, any recapitalization, merger, consolidation, spin off, reorganization or partial or complete liquidation, sale or transfer of all or part of the assets of the Partnership or its Affiliates or other transaction or event having an effect similar to any of the foregoing, then, subject to SECTION 9(a)(viii) herein, there shall be an appropriate adjustment of (i) the aggregate number and/or kind of Common Units or other property (including cash) to be issued upon the exercise of Options and (ii) the Exercise Price thereof; and

(viii)       Notwithstanding anything contained in this Agreement to the contrary, no adjustment to the terms of the Options (i.e., any “modification”, “extension”, “substitution” or “assumption” of the Options, in each case, as defined in Treas. Reg. § 1.409A-1(b)(5)(v) (or any successor regulation)) (“Adjustment”) shall occur pursuant to this Agreement or otherwise without the written consent of the Manager if such Adjustment would result in the Options providing for a deferral of compensation subject to Section 409A of the Code; and

(ix)          The Options shall be subject to such other customary terms as are reasonably acceptable to the Manager and a committee of the board of directors of the General Partners composed entirely of one or more Independent Directors.

(b)           In addition, if any issuance (an “Issuance”) of Common Units, options, convertible securities or any other right to acquire Common Units by the Partnership following the Grant Date (other than upon the issuance or exercise of Options) results in an increase in the number of outstanding Common Units on a fully diluted basis as compared to the number of outstanding Common Units as of the date of the most recent Issuance (or, in the case of the first Issuance, since the Grant Date), the Manager shall promptly be issued an additional option (each, an “Additional Option”) to purchase a number of Common Units so that as of the date of grant of the Additional Option, after taking into account the number of outstanding Common Units on a fully diluted basis and all Options granted since the Grant Date, the Manager shall hold outstanding Options (in the aggregate) to acquire fifteen percent (15%) of the sum of the Common Units of the Partnership outstanding and the number of notional units used to determine the Deferred Fee Accounts in accordance with the Deferred Fee Agreement, on a fully diluted basis (provided, that, for this purpose only, Options and Additional Options previously issued and Common Units issued upon exercise of such Options by the Manager shall be considered to be outstanding as of the date of such determination).  Each Additional Option shall (i) be vested and exercisable to the same extent that the Options are vested and exercisable on the date of grant of such Additional Option, (ii) have an Exercise Price per Common Unit equal to the fair market value of a Common Unit on the date of grant of such Additional Option, as determined in accordance with Section 409A of the Code, and (iii) otherwise be subject to the same terms as the Options, unless otherwise agreed to by the Manager.

(c)           Notwithstanding anything else herein, the parties acknowledge that the Manager may voluntarily forfeit or surrender all or a portion of the Options granted to it to allow the underlying Common Units to be available for the Partnership to make equity grants to other Persons as directed by the Manager.

(d)           The Manager may request the Partnership to implement a unit appreciation rights or other form of incentive compensation plan in lieu of or in combination with the Options which will provide comparable incentive compensation to the Manager as provided herein, the Partnership will also take any other reasonable actions requested by the Manager in connection with the implementation of the incentive compensation arrangements contemplated herein, subject to the approval of the Independent Directors, which approval shall not be unreasonably withheld.

SECTION 10.         INCENTIVE UNITS.

(a)           The Partnership hereby grants to the Manager incentive units (the “Incentive Units”) that will give rise to the receipt by the Manager, under the terms described below, of Class B Common Units of the Partnership, as defined in the Partnership's Limited Partnership Agreement (“Class B Common Units”), subject to the following terms and conditions as set forth in this SECTION 10 (references in this SECTION 10 to the "Manager" shall include any Affiliate or Persons designated by the Manager to be a recipient of Incentive Units):

(i)           The aggregate number of Incentive Units to be issued to the Manager shall be equal to 100 percent (100%) of the sum of the number of the Common Units of the Partnership outstanding and the number of notional units used to determine the Deferred Fee Accounts in accordance with the Deferred Fee Agreement, on a fully diluted basis, subject to adjustment as provided in this SECTION 10(a) and SECTION 10(b). As of January 1, 2012, (the “Incentive Unit Grant Date”) the number of Incentive Units shall be ________.

(ii)          The Partnership shall issue to the Manager, determined as of the last day of each fiscal year of the Partnership (the “Incentive Calculation Date”), a number of Class B Common Units equal to the Annual Incentive Number (as defined below) as of such Incentive Calculation Date.

(iii)          The “Annual Incentive Number” means the number of Class B Common Units equal to (I) (A) the number of Incentive Units multiplied by (B) 15 percent (15%) of the difference between (x) the EV per Common Unit as of the Incentive Calculation Date (the “Measurement Date EV per Common Unit”) and (y) the EV per Common Unit at the beginning of such year, (the “Baseline EV per Common Unit”), divided by (II) the Reduced Measurement Date EV per Common Unit (as defined herein), subject to adjustment as provided in this SECTION 10. The “Reduced Measurement Date EV per Common Unit” means (A) the Measurement Date EV per Common Unit minus (B) (y) the amount described in clause (I) above divided by (x) the number of outstanding Common Units on the Incentive Calculation Date.  The reference to Common Unit or Common Units in the computations described in this clause (iii) shall not include the Class B Common Units computed with respect to an Incentive Calculation Date. The Annual Incentive Number will only be awarded if the difference between the Measurement Date EV per Common Unit and the Baseline EV per Common Unit is positive.

By way of illustration only, assume the following:

On January 1, 2012, there are 100 Class A Common Units (and no Class A Common Units are issued during 2012) and 100 Incentive Units.  The Baseline EV per Common Unit is 10 and the Measurement Date EV per Common Unit is 12.  The amount described in clause (I) above is 30 (100 x 15 percent x (12-10)).  The Reduced Measurement Date EV per Common Unit is 11.70 (12-(30 ÷ 100)).  2.56 Class B Common Units (30 ÷ 11.70) are issued as of December 31, 2012.

On January 1, 2013, there are 100 Class A Common Units (and no Class A Common Units are issued during 2013), 2.56 Class B Common Units and 102.56 Incentive Units.  Baseline EV per Common Unit is 11.70 and the Measurement Date EV per Common Unit is 12.70.  The amount described in clause (I) is 15.38 (102.56 x 15 percent x (12.70-11.70)).  The Reduced Measurement Date EV per Common Unit is 12.55 (12.70-(15.38 ÷ 102.56)).  1.23 Class B Common Units (15.38 ÷ 12.55) are issued as of December 31, 2013.  This brings the total number of Class B Common Units to 3.79.

(iv)         Distributions made by the Partnership to the limited partners before the end of a fiscal year (and after the date of issuance in the case of the first year in which the Incentive Units are issued) that do not reduce the number of outstanding Common Units and any release to the former partners of the Onshore Fund of amounts previously held in reserve to satisfy certain potential contingent liabilities and unknown expenses of the Onshore Fund will be added to the Measurement Date EV per Common Units for such year.

(v)          The Partnership shall make any adjustment to the Baseline EV per Common Unit or the Measurement Date EV per Common Unit that it determines is equitably required by reason of the raising of new capital, including, without limitation, adding such new capital to the Baseline EV per Common Unit to the extent that the issue price of the new Common Units exceeds the Baseline EV per Common Unit.

(vi)         In the event that the Measurement Date EV per Common Unit decreases in one or more subsequent years as a result of a decline of asset values, the Baseline EV per Common Unit shall be the Baseline EV per Common Unit immediately following the most recent Incentive Calculation Date as of which Class B Common Units were issued until the Measurement Date EV per Common Unit exceeds such Baseline EV per Common Unit.

(vii)        Each issuance of Class B Common Units will have a different series pursuant to the terms of the Limited Partnership Agreement.

(viii)       Each series of Class B Common Units will have the same rights as the Class A Common Units except that a Class B Common Unit will not be saleable in the public market until the capital account allocable to such Class B Common Unit is equal to the capital account allocable to a Class A Common Unit (“Capital Account Alignment”), determined as if a Class B Common Unit and a Class A Common Unit were separate partnership interests for U.S. federal income tax purposes.  At such time that Capital Account Alignment is achieved, a Class B Common Unit will convert automatically into a Class A Common Unit.  Class B Common Units (including Class B Common Units received in respect of a year) will be allocated their share of taxable income based on their percentage interests, except as otherwise determined by the Partnership.

(ix)          Prior to conversion, Class B Common Units may be sold only in private market transactions that allow the Partnership to track the transfer of such Class B Common Units.  The holders of Class B Common Units will be required to notify the General Partner prior to any transfer of such Common Units.

(x)           A copy of the computations made by the Manager to calculate such Annual Incentive Number shall promptly be delivered to the General Partner for informational purposes only.  Upon delivery of the computation of the Annual Incentive Number, the Class B Common Units due to the Manager or its designees by the Partnership, if any, shall be issued, effective as of the prior Incentive Calculation Date, no later than the first day of the next calendar month following the calendar month in which the Annual Incentive Number computation was delivered to the Partnership.

(xi)          Subject to limitations, if any, under Section 409A of the Code, all or a portion of the Annual Incentive Amount shall be transferable to any Affiliate of the Manager or any officer or employee of the Manager or its Affiliates.

(xii)         If there shall occur any change in the capital structure of the Partnership by reason of any Common Unit split, Common Unit reverse split, Common Unit dividend or other dividend of equity, subdivision, combination or reclassification of the Common Units, any recapitalization, merger, consolidation, spin off, reorganization or partial or complete liquidation, sale or transfer of all or part of the assets of the Partnership or its Affiliates or other transaction or event having an effect similar to any of the foregoing or any other transaction that has the effect of increasing or decreasing the number of Common Units oustanding, then, subject to SECTION 10(a)(xiii) herein, there shall be an appropriate adjustment of the aggregate number of Incentive Units to be issued to the Manager.

(xiii)        Notwithstanding anything contained in this Agreement to the contrary, no Adjustment to the terms of the Incentive Units shall occur pursuant to this Agreement or otherwise without the written consent of the Manager if such Adjustment would result in the Incentive Units providing for a deferral of compensation subject to Section 409A of the Code.

(xiv)       The Incentive Units shall be subject to such other customary terms as are reasonably acceptable to the Manager and a committee of the board of directors of the General Partner composed entirely of one or more Independent Directors.

(b)           In addition, if any Issuance of Common Units (including, without limitation, the receipt of Class B Common Units pursuant to SECTION 10(a)), options, convertible securities or any other right to acquire Common Units by the Partnership following the Incentive Unit Grant Date results in an increase in the number of outstanding Common Units on a fully diluted basis as compared to the number of outstanding Common Units as of the date of the most recent Issuance (or, in the case of the first Issuance, since the Incentive Unit Grant Date), the Manager shall promptly be issued additional Incentive Units (“Additional Incentive Units”) so that as of the date of grant of the Additional Incentive Units, after taking into account the number of outstanding Common Units on a fully diluted basis and all Incentive Units granted since the Incentive Unit Grant Date, the Manager shall hold Incentive Units (in the aggregate) equal to one hundred percent (100%) of the sum of the number of Common Units of the Partnership outstanding and the number of notional units used to determine the Deferred Fee Accounts in accordance with that certain Deferred Fee Agreement, on a fully diluted basis (provided, that, for this purpose only, Incentive Units and Additional Incentive Units previously issued shall be considered to be outstanding as of the date of such determination).  Each Additional Incentive Unit shall otherwise be subject to the same terms as the Incentive Units, unless otherwise agreed to by the Manager.

(c)           The parties acknowledge that, for U.S. federal income tax purposes, Incentive Units and Class B Common Units attributable to such Incentive Units shall be treated as one partnership interest, except at such time that any Class B Common Units shall have been sold or otherwise transferred independently of any Incentive Units, and that as part of the Incentive Units, Class B Common Units are not “issued”, notwithstanding the use of that term or a similar term in this SECTION 10.

(d)           The Manager may request the Partnership to implement a unit appreciation rights or other form of incentive compensation plan in lieu of or in combination with the Incentive Units which will provide comparable incentive compensation to the Manager as provided herein, the Partnership will also take any other reasonable actions requested by the Manager in connection with the implementation of the incentive compensation arrangements contemplated herein, subject to the approval of the Independent Directors, which approval shall not be unreasonably withheld.

SECTION 11.         EXPENSES OF THE PARTNERSHIP.  The Partnership or the Managed Entities will bear (or reimburse the Manager or its designees with respect to) all reasonable costs and expenses of the Managed Entities, and the Manager and the General Partner or their Affiliates relating to the operation of the Managed Entities as provided in the Limited Partnership Agreement and elsewhere in this Agreement, including, but not limited to:

(a)           Costs of legal, tax, accounting, consulting, auditing, administrative, compliance, marketing, investor relations and other similar services rendered for the Managed Entities or the General Partner, including such services rendered by providers retained by the Manager, an Affiliate of the Manager or the Partnership, or any officers or employees thereof, in amounts in the case of Affiliates which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(b)           Costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors.

(c)           Costs of maintaining or determining compliance with all federal, state and local rules and regulations or any other regulatory agency.

(d)           Director and officer liability insurance premiums and the cost of any “errors and omissions” or similar insurance that any Managed Entity requires the Manager or its Affiliates to maintain for benefit of a Managed Entity in connection with the services rendered under this Agreement.

(e)           Other fees payable to third party administrators and service providers.

(f)            Expenses connected with communications to holders of securities of the Managed Entities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Partnership to any transfer agent and registrar in connection with the listing and/or trading of the Partnership’s units on any exchange, the fees payable by the Partnership to any such exchange in connection with its listing, costs of preparing, printing and mailing the Partnership’s annual report to the holders of its limited partnership interests and proxy materials with respect to any meeting of the interest holders of the Partnership, including such services as rendered by providers retained by the Manager, an Affiliate of the Manager or a company affiliated with the Partnership, or any officers or employees thereof, in amounts which as to Affiliates are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

(g)           Litigation expenses, including professional and consulting fees incurred in connection with managing the business of the Managed Entities and General Partner.

(h)           Expenses incurred by managers, officers, employees and agents of the Manager or its Affiliates for travel on behalf of the Managed Entities and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager or its Affiliates.

(i)            All other expenses actually incurred by the Manager and the General Partner which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

The provisions of this SECTION 11 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.  For the avoidance of doubt, the expenses payable by the Managed Entities as described in this SECTION 11 are exclusive of, and in addition to, the Management Fee.

SECTION 12.        CALCULATION OF EXPENSES.  The Manager shall prepare from time to time a statement documenting the expenses of the Managed Entities and the expenses incurred by the Manager on behalf of the Managed Entities and shall deliver such statement to the Managed Entities.  Expenses incurred by the Manager and payable to the Manager pursuant to SECTION 11 shall be reimbursed by the Managed Entities to the Manager within 30 days following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Managed Entities. At the election of the Partnership, the Manager will allocate the expenses between the Partnership and certain Subsidiaries, based on an allocation formula determined in good faith by the Manager, the Partnership and any Subsidiary, and shall provide directly to the Partnership and each Subsidiary the computation of the expenses so allocated. If that separate computation is provided, the Partnership and each of its Subsidiaries will be liable for payment of its allocable share of any amounts payable under this SECTION 12 and shall pay such amount directly to the Manager. The provisions of this SECTION 12 shall survive the expiration or earlier termination of this Agreement.

SECTION 13.         TRANSACTION FEES. For the avoidance of doubt, the Manager shall not receive any Transaction Fees or other similar fees payable in connection with the Business, including any transaction by a Managed Entity.

SECTION 14.         LIMITS OF MANAGER RESPONSIBILITY; INDEMNIFICATION.

(a)           The Manager, its members, officers, employees, Affiliates, agents, and legal representatives and the members, officers, employees, Affiliates, agents, and legal representatives of any of their respective Affiliates (each, an “Indemnified Person”) shall not be liable for and the Managed Entities shall indemnify and hold harmless each Indemnified Person from and against any loss or expense suffered or sustained by such Indemnified Person including, without limitation, any judgment, settlement, reasonable attorneys’ fees, and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding (collectively, “Losses”), provided that such Losses did not result from willful misconduct or gross negligence in the performance of such Indemnified Person’s obligations and duties or by reason of such Indemnified Person’s reckless disregard of its obligations and duties, if any, under this Agreement (in which case the Manager shall indemnify and hold harmless the Partnership and the Managed Entities from and against all Losses incurred in connection therewith).  The Managed Entities shall jointly and severally advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding that arises out of such conduct.  In the event that such an advance is made by the Managed Entities, the Indemnified Person shall agree jointly and severally to reimburse the Managed Entities for such fees, costs, and expenses to the extent that it shall be determined that he, she, or it was not entitled to indemnification.

(b)           Notwithstanding any of the foregoing to the contrary, the provisions of this SECTION 14 shall not be construed so as to provide for the exculpation or indemnification of any Indemnified Person for any liability (including, without limitation, liability under U.S. securities laws that, under certain circumstances, impose liability even on persons who act in good faith), to the extent, but only to the extent, that such exculpation or indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this SECTION 14 to the fullest extent permitted by law.

SECTION 15.         NO JOINT VENTURE. Nothing in this Agreement shall be construed to make the Partner and the Manager partners or joint venturers or impose any liability as such on either of them.

SECTION 16.        TERM.  (a) This Agreement shall be effective as of the date first set forth above (the “Effective Date”), and, subject to SECTION 18, shall continue until December 31, 2012 (the “Initial Term”) and shall be automatically renewed for successive one-year terms thereafter (each, a “Renewal Term”) unless determined otherwise by a majority of the Independent Directors.  If the Partnership elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Partnership shall deliver to the Manager prior written notice (the “Termination Notice”) of the Partnership’s intention not to renew this Agreement not less than 60 days prior to the expiration of the Initial Term or applicable Renewal Term.

 (b) If this Agreement is terminated pursuant to this SECTION 16, such termination shall be without any further liability or obligation of either party to the other, except as provided in SECTION 6,SECTION 8, SECTION 11, SECTION 14, and SECTION 21.

SECTION 17.         DELEGATION; ASSIGNMENT.

(a)           Unless as otherwise provided in the limited partnership agreement of the Partnership, no assignment of this Agreement shall be made by the Manager unless the Independent Directors approve such an assignment (including a deemed assignment occurring as a result of a Change of Control), and this Agreement shall terminate automatically in the event that it is assigned absent such approval; provided, however, that no such consent shall be required in the case of an assignment by the Manager to an Affiliate and the Manager shall give notice to the Partnership of such an assignment.  The Manager shall notify the Partnership in writing sufficiently in advance of any proposed Change of Control of the Manager, in order to enable the Partnership to consider whether an assignment shall occur and to determine whether to consent to the assignment or to enter into a new management agreement with the Manager. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound.  In addition, the assignee shall execute and deliver to the Partnership a counterpart of this Agreement naming such assignee as Manager.

(b)           It is understood that nothing contained in this SECTION 17 shall operate to prevent the Manager from delegating the whole or any part or parts of its functions, powers, discretions, duties, or obligations hereunder or any of them to any Person that is an Affiliate of the Manager or the Partnership or any other Person approved by the Partnership (which approval shall not be unreasonably withheld), and any such delegation may be on such terms and conditions as the Manager shall determine; provided that the Manager shall evaluate and coordinate the services offered by others.  In addition, provided that the Manager provides prior written notice to the Partnership for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(c)           This Agreement shall not be assigned by the Partnership without the prior written consent of the Manager, except in the case of assignment by the Partnership to another organization which is a successor (by merger, consolidation or purchase of assets) to the Partnership, in which case such successor organization shall be bound under this Agreement in the same manner as the Partnership.

SECTION 18.         TERMINATION UNDER CERTAIN EVENTS.

(a)           The Partnership may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Partnership to the Manager if (i) the Manager materially breaches any provision of this Agreement and such breach shall continue for a period of more than 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period, (ii) the Manager engages in any act of fraud, misappropriation of funds, or embezzlement against any Managed Entity, (iii) there is an event of gross negligence or willful misconduct on the part of the Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Manager’s bankruptcy or insolvency, or (v) there is a dissolution of the Manager or (vi) there is a Change of Control of the Manager, not consented to by the Partnership pursuant to SECTION 17(a).

(b)           The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Partnership in the event that the Managed Entities shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period.

(c)           The Manager may terminate this Agreement, in the event any of the Managed Entities becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

(d)           The Manager may terminate this Agreement at any time immediately effective upon written notice of termination to the Partnership in the event that the election of the majority of the members of the board of directors of the General Partner that were originally elected and approved by the Manager no longer constitute a majority of the members of the board of directors, unless their replacements or successors were approved by the Manager.

SECTION 19.         ACTION UPON EXPIRATION OR TERMINATION. In the event of termination pursuant to SECTIONS 19(a), (b) or (d), from and after the effective date of the expiration or termination of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of expiration or termination. In the event of termination pursuant to SECTIONS 19 (c) or (e), from and after the effective date of the expiration or termination of this Agreement the Manager shall be paid all compensation accruing to the date of expiration or termination plus a termination fee equal to the Management Fee that would otherwise be payable to the Manager for the Initial Term or Renewal Term, as applicable, based upon the aggregate Management Fee earned by the Manager or its Affiliates during the 12-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination plus the Termination Fee.  Upon such expiration or termination, the Manager shall forthwith:

(i)           after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Partnership or a Subsidiary all money collected and held for the account of the Partnership or a Subsidiary pursuant to this Agreement;

(ii)          deliver to the General Partner a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the General Partner with respect to the Partnership or a Subsidiary; and

(iii)         deliver to the General Partner all property and documents of the Partnership or any Subsidiary then in the custody of the Manager.

SECTION 20.         REVIEW OF COMPENSATION.  The Manager and the General Partner shall review the compensation and fees paid to the Manager for services rendered to the Managed Entities pursuant to this Agreement at least annually.

SECTION 21.        RELEASE OF MONEY OR OTHER PROPERTY UPON WRITTEN REQUEST.  Any money or other property of the Managed Entities held by the Manager under this Agreement shall be held by the Manager as custodian for the Partnership or other Managed Entity, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Partnership or such Managed Entity. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Partnership requesting the Manager to release to the Partnership or any Managed Entity any money or other property then held by the Manager for the account of the Partnership or any Subsidiary under this Agreement, the Manager shall release such money or other property to the Partnership or any Managed Entity, but in no event later than 10 business days following such request. The Manager shall not be liable to the Partnership, any Managed Entity, the General Partner, or the Partnership’s or a Managed Entity’s shareholders, interest holders or partners for any acts performed or omissions to act by the Partnership or any Managed Entity in connection with the money or other property released to the Partnership or any Managed Entity in accordance with the second sentence of this SECTION 21. The Partnership and any Managed Entity shall indemnify the Manager and its members, managers, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Partnership or any Managed Entity in accordance with the terms of this SECTION 21. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under SECTION 14 of this Agreement.

SECTION 22.        NOTICES. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)           If to the Partnership:

Steel Partners Holdings L.P.
c/o Steel Partners Holdings GP Inc.
590 Madison Avenue, 32nd Floor
New York, New York 10022
United States
Attention: General Partner

(b)           If to Group:

SPH Group LLC
c/o Steel Partners Holdings GP Inc.
590 Madison Avenue, 32nd Floor
New York, New York 10022
United States
Attention: Managing Member

(c)           If to the Manager:

Steel Partners LLC
590 Madison Avenue, 32nd Floor
New York, New York 10022
United States
Attention: Chief Executive Officer

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this SECTION 22 for the giving of notice.

SECTION 23.        BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

SECTION 24.        ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

SECTION 25.        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 26.        NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereto shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 27.        HEADINGS. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

SECTION 28.        COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 29.        SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 30.        GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STEEL PARTNERS LLC

By:	/s/ Warren Lichtenstein
	Name:	Warren Lichtenstein
	Title:	Chairman and Chief Executive Officer

STEEL PARTNERS HOLDINGS L.P.
By:	Steel Partners Holdings GP Inc.
its general partner,

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	President

SPH GROUP LLC
By:	Steel Partners Holdings GP Inc.
its managing member,

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	President